EXHIBIT 99.1

For Immediate Release

GenCorp Announces Definitive Agreement to Sell
Fine Chemicals Business to American Pacific Corporation

SACRAMENTO, Calif., — July 13, 2005 — GenCorp Inc. (NYSE:GY) announced today that it has agreed to sell its Aerojet Fine Chemicals (AFC) segment to American Pacific Corporation (AMPAC) (NASDAQ:APFC) for $119 million, consisting of $100 million of cash and a seller note of $19 million, and the assumption of certain liabilities. The sale, which is subject to regulatory approvals and the funding of AMPAC’s committed bank financing and other customary closing conditions, is expected to close in the early fall of 2005. The Company anticipates using proceeds from the sale towards debt reduction and other corporate purposes.

“The sale of AFC is a key step in completing our transformation into a more focused and streamlined Company,” said Terry Hall, chairman of the Board, president and chief executive officer of GenCorp. “We are confident that under AMPAC’s ownership AFC will continue its reputation as a leading, high-quality manufacturer of fine chemicals.”

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

Forward-Looking Statements

The statements in this press release regarding the sale of the AFC business, including the anticipated timing of closing are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. The consummation of the sale of the AFC business is subject to a number of conditions, including but not limited to receipt of certain third party and governmental consents and regulatory approvals. Actual results may differ from those expressed in the forward-looking statements.

Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650